Thornburg Investment Trust 485BPOS

Exhibit (a)(28)

THORNBURG INVESTMENT TRUST

TWENTY-NINTH AMENDMENT AND SUPPLEMENT TO

AGREEMENT AND DECLARATION OF TRUST

THIS TWENTY-NINTH AMENDMENT AND SUPPLEMENT is made by Garrett Thornburg, David A. Ater, David D. Chase, Sally Corning, Susan H. Dubin, Brian J. McMahon, Owen D. Van Essen and James W. Weyhrauch (the “Trustees”).

The Trust was formed on June 3, 1987 by an Agreement and Declaration of Trust - Limited Term Trust dated June 3, 1987. The Trustees created a series, Thornburg International ESG Fund, by the execution of a Twenty-Eighth Amendment and Supplement to Agreement and Declaration of Trust, effective as of May 19, 2015. Section 11.7 of the Agreement and Declaration of Trust permits the Trustees to make certain amendments to the Agreement and Declaration of Trust.

Accordingly, by execution of this Amendment and Supplement, the Trustees change the name of the described series to “Thornburg Better World International Fund.”

The Trustees effect this amendment as of July 22, 2015 and direct the Trust’s president to file, or cause to be filed, this Amendment and Supplement in the appropriate governmental offices.

s/ Garrett Thornburg	/s/ Susan H. Dubin

Garrett Thornburg	Susan H. Dubin

/s/ David A. Ater	/s/ Brian J. McMahon

David A. Ater	Brian J. McMahon

/s/ David D. Chase	/s/ Owen D. Van Essen

David D. Chase	Owen D. Van Essen

/s/ Sally Corning	/s/ James W. Weyhrauch

Sally Corning	James W. Weyhrauch

Thornburg Investment Trust Twenty-Ninth Amendment and Supplement to Agreement and Declaration of Trust	Page 1 of 1